Exhibit 99.1

Electromed, Inc. Announces Second Quarter Financial Results

-- Record quarterly net revenues of $10.2 million while continuing to execute key strategic growth initiatives --

New Prague, Minnesota – February 8, 2022 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for its fiscal 2022 second quarter ended December 31, 2021. Management will host a conference call at 5:00 p.m. Eastern Time today to discuss the results.

Fiscal Second Quarter 2022 Highlights

●	Record net revenues of $10.2 million, compared with $9.5 million in the same period a year ago, driven by home care revenues of $9.4 million.
●	Gross profit was 76.9% of net revenues, a decrease from 79.2% of net revenues in the same period a year ago, primarily due to increased raw material and shipping costs.
●	Operating income decreased to $1.1 million from $1.6 in million in the same period a year ago, reflecting increased costs associated with strategic growth initiatives.
●	Net income was $0.8 million, or $0.10 per diluted share, compared to $1.2 million, or $0.13 per diluted share, in the same period a year ago.
●	$10.5 million in cash on hand at the end of the quarter, with $0.5 million operating cash flow during the quarter.
●	Repurchased 55,687 common shares for a gross purchase price of $663,000.

“I’m very pleased to report our second consecutive quarter of record revenue, driven by strong results in our flagship home care segment, with 14.2% growth in home care revenue in the first six months of our fiscal year compared to the same period in the prior year. Despite difficult macroeconomic conditions and another surge in the COVID-19 pandemic, the team clearly executed at a high level, and we believe these results demonstrate the benefits of our strategic growth initiatives,” said Kathleen Skarvan, Electromed’s Chief Executive Officer. “We will continue to move ahead with these strategic initiatives, which include expanding our sales force, raising awareness through increased direct-to-consumer marketing and enhancing the system infrastructure necessary to support our anticipated sales growth. We also advanced the development of our next-generation SmartVest, which we intend to be smaller, lighter and easier for patients to use. I am excited about our progress on all these fronts, and we believe that these investments will drive our future growth into an underserved market.”

Fiscal Second Quarter 2022 Results

Net revenues in the second quarter of our fiscal year ending June 30, 2022 (“fiscal 2022”) increased 7.9% to $10.2 million, from $9.5 million in the second quarter of our fiscal year ended June 20, 2021 (“fiscal 2021”), driven largely by the home care revenue increase of 5.6% to $9.4 million. The increase in home care revenue was primarily due to increased sales representative productivity and an increase in direct sales representatives. Field sales employees totaled 48 at the end of the second quarter of fiscal 2022, 39 of which were direct sales representatives, compared to 45 field sales employees and 38 direct sales representatives at the end of the second quarter of fiscal 2021. Sales force productivity remained strong during the quarter, with annualized home care revenue per direct sales representative at $951,000, above the Company’s targeted range of $800,000 to $900,000. Institutional revenue increased 7.8% to $333,000 in the second quarter of fiscal 2022, as hospitals returned to more normal purchasing activity compared to the prior period which was heavily impacted by COVID-19. Distributor revenue increased significantly year-over-year, growing 159.7% to $387,000 in the second quarter of fiscal 2022. International revenue declined 8.1% to $124,000 in the second quarter of fiscal 2022.

Gross profit in the second quarter of fiscal 2022 increased to $7.9 million, or 76.9% of net revenues, from $7.5 million, or 79.2% of net revenues, in the second quarter of fiscal 2021. The increase in gross profit this quarter was primarily due to stronger home care and distributor revenue. The decrease in gross profit percentage this quarter was primarily due to increased raw material costs and increased shipping costs. We expect raw material and shipping costs will continue to increase for the remainder of fiscal 2022.

Operating income totaled $1.1 million in the second quarter of fiscal 2022, compared to $1.6 million in the second quarter of fiscal 2021, reflecting increased strategic investments in SG&A partially offset by stronger revenue performance.

Net income for the second quarter of fiscal 2022 was $838,000, or $0.10 per diluted share, compared to $1.2 million or $0.13 per diluted share in the second quarter of fiscal 2021.

As of December 31, 2021, Electromed had $10.5 million in cash, $19.1 million in accounts receivable, working capital of $27.8 million and total shareholders’ equity of $33.5 million.

Webcast and Conference Call Information

Electromed will host a conference call at 5:00 p.m. Eastern Time today, February 8, 2022. Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International).

The call will be webcast live and will be available for replay in the Investor Relations section of Electromed’s web site at http://investors.smartvest.com/ and directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1527326&tp_key=687bbfaf18.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts

Electromed, Inc.
Mike MacCourt, Chief Financial Officer
(952) 758-9299

investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Financial Tables Follow

Electromed, Inc.
Condensed Balance Sheets

	December 31, 2021	June 30, 2021
	(Unaudited)
Assets
Current Assets
Cash	$10,470,000	$11,889,000
Accounts receivable (net of allowances for doubtful accounts of $45,000)	19,114,000	17,032,000
Contract assets	282,000	393,000
Inventories, net	1,790,000	2,114,000
Prepaid expenses and other current assets	716,000	276,000
Income tax receivable	78,000	-
Total current assets	32,450,000	31,704,000
Property and equipment, net	4,027,000	3,605,000
Finite-life intangible assets, net	617,000	663,000
Other assets	98,000	88,000
Deferred income taxes	1,012,000	1,049,000
Total assets	$38,204,000	$37,109,000

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$51,000	$33,000
Accounts payable	1,295,000	685,000
Accrued compensation	2,061,000	2,474,000
Income tax payable	-	288,000
Warranty reserve	940,000	940,000
Other accrued liabilities	323,000	219,000
Total current liabilities	4,670,000	4,639,000
Other long-term liabilities	47,000	54,000
Total liabilities	4,717,000	4,693,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,533,339 and 8,533,209 shares issued and outstanding, respectively	85,000	85,000
Additional paid-in capital	17,865,000	17,409,000
Retained earnings	15,537,000	14,922,000
Total shareholders’ equity	33,487,000	32,416,000
Total liabilities and shareholders’ equity	$38,204,000	$37,109,000

Electromed, Inc.
Condensed Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020

Net revenues	$10,248,000	$9,496,000	$20,249,000	$17,500,000
Cost of revenues	2,368,000	1,971,000	4,668,000	3,827,000
Gross profit	7,880,000	7,525,000	15,581,000	13,673,000

Operating expenses
Selling, general and administrative	6,475,000	5,435,000	13,262,000	10,439,000
Research and development	329,000	507,000	705,000	989,000
Total operating expenses	6,804,000	5,942,000	13,967,000	11,428,000
Operating income	1,076,000	1,583,000	1,614,000	2,245,000
Interest income, net	6,000	10,000	15,000	19,000
Net income before income taxes	1,082,000	1,593,000	1,629,000	2,264,000

Income tax expense	244,000	389,000	352,000	526,000
Net income	$838,000	$1,204,000	$1,277,000	$1,738,000

Income per share:
Basic	$0.10	$0.14	$0.15	$0.20
Diluted	$0.10	$0.13	$0.15	$0.19

Weighted-average common shares outstanding:
Basic	8,478,394	8,570,313	8,501,041	8,560,590
Diluted	8,760,946	8,924,861	8,788,194	8,926,182

Electromed, Inc.

Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net income	$1,277,000	$1,738,000
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	221,000	250,000
Amortization of finite-life intangible assets	79,000	65,000
Share-based compensation expense	526,000	430,000
Deferred income taxes	37,000	77,000
Changes in operating assets and liabilities:
Accounts receivable	(2,082,000)	(2,454,000)
Contract assets	111,000	206,000
Inventories	334,000	490,000
Prepaid expenses and other assets	(265,000)	8,000
Income tax receivable	(366,000)	186,000
Accounts payable and accrued liabilities	22,000	495,000
Net cash (used in) provided by operating activities	(106,000)	1,491,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(511,000)	(54,000)
Expenditures for finite-life intangible assets	(69,000)	(90,000)
Net cash used in investing activities	(580,000)	(144,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	-	46,000
Taxes paid on net share settlement of stock option exercises	(70,000)	(130,000)
Repurchase of common stock	(663,000)	-
Net cash used in provided by financing activities	(733,000)	(84,000)
Net (decrease) increase in cash	(1,419,000)	1,263,000
Cash
Beginning of period	11,889,000	10,479,000
End of period	$10,470,000	$11,742,000